UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2007

ENTERPRISE INFORMATICS INC.
(Exact name of registrant as specified in its charter)

California	0-15935	95-3634089
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

10052 Mesa Ridge Court, Suite 100	92121
San Diego, California	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:    (858) 625-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01  Changes in Control of Registrant.

(b)

On September 30, 2007, Spescom Limited, a South African corporation, and its wholly owned subsidiary Spescom Ltd., a United Kingdom corporation (collectively “Spescom”) entered into an agreement (the “Agreement”) with ERP2 Holdings, LLC, a Delaware limited liability company (the “Purchaser”), for the sale by Spescom to the Purchaser, for aggregate consideration of $2,500,000, of all shares of the capital stock of the Registrant held by Spescom, two demand notes payable to Spescom, and certain contract rights and other interests held by Spescom in connection with its ownership of such shares of capital stock and demand notes.

The shares of capital stock covered by the Agreement consist of 5,291 shares of the Registrant’s Series F Convertible Preferred Stock and 15,650,471 shares of the Registrant’s common stock.  By virtue of its ownership of such shares, Spescom is entitled to 27,408,249, or 56%, of the total number of votes eligible to be cast in the election of directors and therefore has the ability to elect a majority of the Registrant’s board of directors.  Accordingly, if the transactions contemplated by the Agreement are consummated, the Purchaser will be entitled to at least 56% of such votes and have the ability to elect a majority of the Registrant’s board of directors.

Each of the demand notes covered by the Agreement bears interest at the rate of 10% per annum and is collateralized by a security interest in respect of all of the Registrant’s assets.  As of September 30, 2007, the balance owed on the notes including interest was $676,138.

The Agreement provides that the closing of the transactions contemplated thereby will occur on or before October 5, 2007, unless Spescom and the Purchaser agree to a later closing date.  The obligations of Spescom and the Purchaser under the Agreement are subject to the satisfaction of certain conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 4, 2007

ENTERPRISE INFORMATICS INC.

By:	/s/ John W. Low
John W. Low
Chief Financial Officer